Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-106446) and in the related Prospectus and Forms S-8 (Nos. 333-106454, 333-59115, 333-116911, 333-116910, 333-131059) of Transcend Services, Inc. of our reports dated March 12, 2008 with respect to the consolidated financial statements of Transcend Services, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of Transcend Services, Inc. and subsidiary, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2007.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

April 15, 2008